Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ADS-TEC ENERGY PUBLIC LIMITED COMPANY on Form S-8 of our report dated January 21, 2022 with respect to our audit of the financial statements of European Sustainable Growth Acquisition Corp. as of October 31, 2021 and for the period from November 10, 2020 (inception) through October 31, 2021 appearing in the Registration Statement on Form F-1 of ADS-TEC ENERGY PUBLIC LIMITED COMPANY.

We also consent to the incorporation by reference in this Registration Statement of ADS-TEC ENERGY PUBLIC LIMITED COMPANY on Form S-8, of our report dated November 27, 2020 with respect to our audit of the financial statements of European Sustainable Growth Acquisition Corp. as of November 16, 2020 and for the period from November 10, 2020 (inception) through November 16, 2020, which contains an explanatory paragraph relating to substantial doubt about the ability of European Sustainable Growth Acquisition Corp. to continue as a going concern, appearing in the Registration Statement on Form F-1 of ADS-TEC ENERGY PUBLIC LIMITED COMPANY.

We were dismissed as auditors on December 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, New York

February 28, 2022